Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

AMERICAN MEDICAL ALERT CORPORATION REPORTS 13% TOP LINE GROWTH FOR THIRD QUARTER 2005

Expansion Plans Underway to Support Growth of New Call Center Activity

OCEANSIDE, New York. – November 14, 2005 – American Medical Alert Corp. (NASDAQ:  AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the operating results for the quarter ended September  30, 2005.

Third quarter revenues, consisting primarily of monthly recurring revenues (MRR), increased 11% to $5,495,252 compared to $4,945,184 for the same period in 2004 and net income decreased 12% to $202,901 or $0.02 per diluted share compared to $229,810 or $0.03 per diluted share for the same period in 2004.

Revenues for the nine months ended September 30, 2005 increased 13% to $16,161,146, compared to $14,270,113 for the same period in 2004 and net income increased 16% to $705,181 or $0.08 per diluted share, compared to a net income of $610,132 or $0.07 per diluted share for the previous year.  The Company reaffirms its full year 2005 guidance for net income of $1,050,000 representing a 156% increase over last year’s net income of $410,606.  Additionally, the Company expects to exceed its 2005 full year revenue guidance by approximately $500,000, to $22,250,000.

The Company continues to generate positive operating cash flow and ended the quarter with a cash balance of $4,072,273, as compared to $3,186,852 at December 31, 2004.  Subsequent to September 30, 2005, the Company utilized approximately $2.2 million of its cash towards the acquisition of a telephone answering service.  Additionally, the Company had working capital of $7,428,112 as of September 30, 2005, compared to $5,842,227 at December 31, 2004.

Howard M. Siegel, Chief Executive Officer, speaking on behalf of AMAC commented, “We are pleased to report AMAC is continuing the execution of its growth strategy.  In preparation for our expansion, the Company took certain proactive steps during the third quarter to enhance its management and call center staff in order to accept significant additional business within its Telephone Answering Service (“TAS”) segment. The additional “Daytime” TAS business is expected to begin generating revenue on or before January 1, 2006. The TAS segment will realize further revenue increases going forward from our most recent TAS acquisition on October 3, 2005. The Company has entered into leases for an additional 17,500 square feet of space at our Long Island City location to further consolidate operations and enhance the infrastructure to accommodate growth anticipated in both the TAS and telehealth areas.

Further Siegel stated, “During the third quarter, the Company commenced implementation of telehealth services for the Medicare Health Support (MHS) Program in Mississippi, one of ten programs created by the Centers for Medicare and Medicaid Services to test a range of prevention and quality improvement models serving chronically ill beneficiaries in urban and rural areas under Medicare Fee-For-Service.  We believe by achieving measurable improvements using AMAC’s telehealth technology, we will positively affect the future of healthcare delivery, reimbursement opportunities and impact large scale adoption of telehealth solutions. Additionally during this period, AMAC recruited a clinical director for telehealth services as part of the Company’s plan to expand its care management telehealth offering.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC’s product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication and solutions services.   AMAC operates several 24/7 Emergency Response and Telephone Answering Service (TAS) Communication Centers to support the delivery of high quality, healthcare communications.

Forward Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three and nine months ended September 30, 2005 and 2004 and balance sheets as of September 30, 2005 and December 31, 2004 are attached.

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004

Revenues	$5,495,252	$4,945,184	$16,161,146	$14,270,113

Net Income	$202,901	$229,810	$705,181	$610,132

Net Income per Share
Basic	$0.02	$0.03	$0.08	$0.08
Diluted	$0.02	$0.03	$0.08	$0.07

Basic Weighted Average
Shares Outstanding	8,616,542	7,990,632	8,370,315	7,862,958

Diluted Weighted Average
Shares Outstanding	9,277,566	8,564,184	9,067,566	8,425,940

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets	$9,860,648	$8,177,928
Fixed Assets - Net	7,164,882	7,046,925
Other Assets	4,896,951	4,414,163

Total Assets	$21,922,481	$19,639,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,432,536	$2,335,701
Deferred Income Tax	1,100,000	1,099,000
Long-term Debt	258,558	496,444
Long-term Capital Lease	—	24,458
Other Liabilities	386,130	405,514

Total Liabilities	$4,177,224	$4,361,117

Stockholders’ Equity	17,745,257	15,277,899

Total Liabilities and Stockholders’ Equity	$21,922,481	$19,639,016

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